Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

FCSTONE GROUP, INC.,

RISK MANAGEMENT INCORPORATED,

RMI CONSULTING, INC.,

and

JOHN SNELL, DANIEL CONRATH and SHANE MATHIS

dated as of April 1, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of April 1, 2010, by and among FCSTONE GROUP, INC., a Delaware corporation (the “Purchaser”); RISK MANAGEMENT INCORPORATED, an Illinois corporation (“RMI”); RMI CONSULTING, INC., an Illinois corporation (“RMC,” and together with RMI, the “Companies” and each a “Companies”); and JOHN SNELL (“Snell”), DANIEL CONRATH (“Conrath”), and SHANE MATHIS (“Mathis”) (Snell, Conrath and Mathis are sometimes referred to herein collectively, the “Sellers” and each a “Seller”).

RECITALS

A. The outstanding capital stock of RMI currently consists of 1,298 shares (the “RMI Shares”) of common stock, par value $0.01 per share (the “RMI Common Stock”).

B. The outstanding capital stock of RMC currently consists of 1,298 shares (the “RMC Shares”) of common stock, par value $0.01 per share (the “RMC Common Stock”).

C. The Sellers are the record and beneficial owners of all of the RMI Shares and the RMC Shares (collectively, the “Shares”) in the respective amounts specified on Exhibit A to this Agreement.

D. The Purchaser has agreed to purchase from the Sellers, and the Sellers have agreed to sell to the Purchaser, the Shares, on the terms and subject to the conditions, set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual provisions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following terms when used in this Agreement shall have the meanings set forth below:

“Adjusted Combined Earnings” has the meaning set forth in Section 2.3(c).

“Adjusted Working Capital” has the meaning set forth in Section 2.7.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” means this Agreement, together with all exhibits and schedules referred to in this Agreement.

“Audit Firm” has the meaning set forth in Section 2.3.

“Beneficial Owner” has the meaning given to such term in SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Business” has the meaning set forth in Section 2.4.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banks in the State of New York are authorized or required to be closed.

“Cash and Segregated Funds” means any cash held by the Companies for the accounts of its customers or any cash deposited with any exchange, clearing organization or other broker or counterparty on behalf of any such customers and pledged in favor of the Companies.

“CFTC” means the Commodity Futures Trading Commission.

“Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Notice” has the meaning set forth in Section 2.6.

“Company Intellectual Property” means any and all Intellectual Property Rights that are owned or purported to be owned by either Company.

“Contract” means any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, or plan of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or assets.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“Customer Balances” means any Cash and Segregated Funds, Segregated Securities, ledger, account, exchange or clearing organization balances, marked-to-market open positions (including market value of options) and any non-segregated cash, securities, funds or other collateral, in each case, only to the extent held by or for the benefit of the Companies on behalf of customers of the Companies.

“Employee Plan” has the meaning set forth in Section 3.19.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, or (ii) circumstances forming the basis of any violation, or alleged violation, of, or liability under any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws, regulations and common law standards of conduct relating to pollution or protection of the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Family” means an individual’s spouse and former spouses, any other natural person who is related to the individual or the individual’s spouse within the second degree, and any other natural person who resides with such individual.

“Financial Statements” has the meaning set forth in Section 3.7.

“First Year” means the twelve (12) month period commencing on the Closing Date and ending on the first anniversary of the last day of the month in which the Closing Date falls.

“GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved, applicable to companies.

“Governmental Entity” means any federal, state or foreign governmental or regulatory agency or authority.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Indemnitees” has the meaning set forth in Section 10.2.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof with respect to the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge of the Sellers” “or “the Sellers’ Knowledge” shall mean the actual knowledge of the Sellers, after reasonable inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Liabilities” means all debts, adverse claims, liabilities, commitments, responsibilities and obligations of any kind or nature whatsoever, whether direct, indirect, absolute or contingent, matured or unmatured, whether accrued, vested or otherwise, whether known or unknown, foreseen or unforeseen, and whether or not actually reflected, or required to be reflected, in any balance sheets or other books and records.

“Lien” means any pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, default, restriction, equity, claim, priority, any other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, or any other third party right of any kind or nature whatsoever.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, financial condition, results of operations or business prospects of such Person and its Subsidiaries, considered as one enterprise.

“Material Contract” has the meaning set forth in Section 3.16.

“Memberships” means the memberships, seats on exchanges, permits, licenses, trading rights, authorizations and ownership interests in exchanges, markets, clearinghouses or similar organizations which are held by or designated for the benefit of any Person.

“NFA” means the National Futures Association.

“Order” means any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign court, arbitrator, mediator, tribunal or other Governmental Entity.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, limited liability company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Proceedings” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered or filed, with or by any Government Entity.

“Regulatory Accounting Report” means CFTC Form 1-FR-FCM “Statement of the Computation of the Minimum Capital Requirements” or SEC Form X-17A-5, Focus Report, Financial and Operational Combined Uniform Single Report, Part II, as applicable.

“Regulatory Order” has the meaning set forth in Section 3.10.

“Related Party” has the meaning set forth in Section 3.20.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Restricted Area” has the meaning set forth in Section 8.1.

“Restricted Period” has the meaning set forth in Section 8.1.

“Rights” means all arrangements, calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or any contract, commitments or other arrangements by which a Person is or may be bound to issue additional shares of its capital stock or options, warrants, rights to purchase or acquire any additional shares of its capital stock, or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

“RMC” has the meaning set forth in the preamble to this Agreement.

“RMC Common Stock” has the meaning set forth in the Recitals to this Agreement.

“RMC Shares” has the meaning set forth in the Recitals to this Agreement.

“RMI” has the meaning set forth in the preamble to this Agreement.

“RMI Common Stock” has the meaning set forth in the Recitals to this Agreement.

“RMI Shares” has the meaning set forth in the Recitals to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Year” means the twelve (12) month period commencing on the first day following the end of the First Year and ending on the second anniversary of the last day of the month in which the Closing Date falls .

“Segregated Securities” means any securities held by the Companies with respect to its customers’ accounts or any securities deposited with an exchange, clearing organization or other broker or counterparty on behalf of any such customers and pledged in favor of the Companies or any exchange.

“Self Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, commodity exchanges, commodity intermediaries, commodity pools, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Seller Percentages” has the meaning set forth in Section 2.5.

“Sellers’ Representative” has the meaning set forth in Section 11.14.

“Shares” has the meaning set forth in the Recitals to this Agreement.

“Source Code” shall mean software code, which may be printed out or displayed in human readable form.

“Subsidiaries” means all those corporations, companies, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Tax” or “Taxes” means all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Person or its Subsidiaries.

“Transactions” has the meaning set forth in Section 2.6.

“Third Year” means the twelve (12) month period commencing on the first day following the end of the Second Year and ending on the third anniversary of the last day of the month in which the Closing Date falls.

“Year” means any of the First Year, the Second Year or the Third Year.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Shares.

2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Shares will be an amount equal to the sum of: (i) $5,580,000 (the “Initial Payment”); and (ii) aggregate amount of the three additional payments (the “Additional Payments”) to be made pursuant to Sections 2.3 and 2.5 of this Agreement.

2.3 Additional Payments.

(a) Subject to the provisions of Section 8.1, the Purchaser will make up to three Additional Payments to the Sellers based upon the Adjusted Combined Earnings of the Companies for each of the First Year, the Second Year and the Third Year (the “Additional Payment Period”).

(b) The amount of the Additional Payment for each Year will be calculated as follows:

(i) In the event that the Adjusted Combined Earnings for such Year are between $2,000,000 and $3,300,000, the Additional Payment will be equal to $3,100,000.

(ii) In the event that the Adjusted Combined Earnings for such Year are less than $2,000,000, then the Additional Payment will be equal to (i) $3,100,000, less (ii) 139.5% of the amount by which the Adjusted Combined Earnings are less than $2,000,000.

(iii) In the event that the Adjusted Combined Earnings for such Year are greater $3,300,000, but less than $6,600,000, then the amount of the Additional Payment will be equal to: (i) $3,100,000, plus (ii) 30.69% of the amount by which the Adjusted Combined Earnings exceed $3,300,000.

(iv) In the event that the Adjusted Combined Earnings for such Year are greater than $6,600,000, then the amount of the Additional Payment will be equal to: (i) $4,112,770, plus (ii) 46.5% of the amount by which the Adjusted Combined Earnings exceed $6,600,000.

(c) For purposes of this Agreement, the “Adjusted Combined Earnings” for each Year means an amount equal to:

(i) the net income of each Company before provision for income taxes (calculated in accordance with GAAP); plus

(ii) the net interest income deemed to be earned by FCStone, LLC on the average total equity on deposit with FCStone, LLC during such Year from customers introduced to FCStone, LLC by either Company, with such net interest income to be calculated as follows: (A) FCStone LLC shall be deemed to have earned interest income during such Year on the average total equity at the 90-day U.S. Treasury bill rate (on a 360 day basis), and (B) FCStone, LLC shall be deemed to have incurred interest expense during such Year on the average total equity based on the actual interest credited or paid to the customers with respect to the average total equity, less

(iii) an interest charge at the Prime Rate as published by the Bank of Montreal, N.A., calculated on a 365 day basis on capital required, which is the sum of:

(1) the ‘Net Capital Requirement’, as defined from time to time in CFTC Regulation 1.17, to be provided by FCStone, LLC on the customers introduced to and cleared by FCStone, LLC multiplied by 110%. This “Net Capital Requirement” is currently calculated as 8% of the Customer Risk Maintenance Margin for customers cleared by FCStone, LLC, plus 4% of the non-customer Risk Maintenance Margin for non-customers cleared by FCStone, LLC; plus

(2) the total non-current unsecured receivables from customers and non-customers at the end of each month; plus

(3) the amount of five-day aged undermargined commodity futures and commodity options accounts at the end of each month; plus

(iv) the net interest income earned and received by FCStone, LLC during such Year with respect to customer deposits held by third party future commission merchants (the “Third Party FCMs”) with respect to customers introduced to FCStone, LLC by either Company but cleared such Third Party FCMs; plus

(v) the amount of any bonuses paid to the Sellers pursuant to the terms of their Employment Agreements.

(d) The Purchaser will provide the Sellers Representative with the Purchaser’s preliminary calculation of the Adjusted Combined Earnings every month within forty-five (45) days after the end of the month. The parties agree to review and discuss such calculation in good faith in order to resolve any objections that may be raised by the Sellers Representative to such calculation, prior to the annual calculation to be made pursuant to Section 2.3(e) below.

(e) The Purchaser will provide the Sellers Representative with the Purchaser’s written calculation of the Adjusted Combined Earnings and the Additional Payment for each Year within forty-five (45) days after the end of such Year. Following their receipt of the written calculation, the Sellers’ Representative and his accountant will have the right to review the books and records of the Companies which are relevant to the calculations, provided that the Sellers’ Representative and his accountant enter into customary confidentiality and non-disclosure agreements. In the event that the Sellers’ Representative objects to the Purchaser’s calculations, the Sellers’ Representative must provide the Purchaser with written notice of such objection within thirty (30) days of the Sellers’ Representative’s receipt of the Purchaser’s calculations. This notice must specify the basis of the Sellers’ Representative’s objections. The Purchaser and the Sellers’ Representative will, for a period of twenty (20) days, negotiate in good faith to resolve the Sellers’ Representative’s objections. If the Purchaser and the Sellers’ Representative are unable to reach an agreement on the objections within this period, then the Purchaser will engage KPMG LLP or such other firm as is reasonably acceptable to the Purchaser and the Sellers (the “Audit Firm”) to determine the Adjusted Combined Earnings and the Additional Payment. The determination of the accounting firm will be conclusive and binding on the parties. The Purchaser will pay the fees and expenses of the Audit Firm if the final amount of the Additional Payment is more than the amount originally included in the Purchaser’s calculation. The Sellers will pay the fees and expenses of the Audit Firm if the amount of the Additional Payment is less than or equal to the amount originally included in the Purchaser’s calculation.

2.4 Operation of the Companies during the Additional Payment Period.

(a) During the Additional Payment Period, the Purchaser shall be entitled to manage and operate the business of the Companies (the “Business”) in such manner as the Purchaser deems to be appropriate in the exercise of its business judgment, provided that the Company shall not take any action with respect to its management or operation of Companies or the Business if a principal purpose of such action is to reduce the Adjusted Combined Earnings and the amount of the Additional Payments to be made to the Sellers.

(b) During the Additional Payment Period, the Purchaser shall be entitled to reorganize the Companies in such manner as the Purchaser deems to be appropriate in the exercise of its business judgment, including the transfer of the Business to one or more of the Subsidiaries of the Parent. In the event that the Purchaser reorganizes the Companies, the Purchaser shall be obligated to account for the Adjusted Combined Earnings of the Business on a stand-alone basis as if the Business had continued to be operated by the Companies.

(c) During the Additional Payment Period, except as otherwise provided n Section 2.3, in the event that the Parent or any of its Subsidiaries provide any services to the Companies or the Business, such services will be provided at substantially the same price and on substantially the same terms as the Parent and its Subsidiaries provides such services to unaffiliated third parties.

(d) During the Additional Payment Period, except as otherwise provided n Section 2.3, in the event that the Companies or the Business provide any services to the Parent or its other Subsidiaries, such services will be provided at substantially the same price and on substantially the same terms as the Companies and the Business provide such services to unaffiliated third parties.

2.5 Payment of Purchase Price. The Purchase Price will be paid by the Purchaser as follows:

(a) The Initial Payment of $5,580,000 will be made at the Closing, allocated among the Sellers based on the percentages set forth in Exhibit A (the “Seller Percentages”).

(b) Each Additional Payment will be made within five (5) days of the date that the amount of the Additional Payment is established under Section 2.3(d), allocated among the Sellers based on the Seller Percentages.

(c) All payments under this Section 2.5 will be made by wire transfer of immediately available funds to up to three bank accounts designated by the Sellers’ Representative.

2.6 Closing Date and Closing. Unless a different date, time and/or place are agreed to by the parties, the closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at 10:00 a.m. (Chicago time), at the offices of the Purchaser in Chicago, Illinois on a date determined by the Purchaser on at least five (5) Business Days notice (the “Closing Notice”) given to the Companies, which date (the “Closing Date”) shall be as soon as practicable following the receipt of all required approvals and consents for the Transactions from all applicable Governmental Entities (which approvals and consents are listed on Section 3.4 of the Sellers Disclosure Schedule), the expiration of all applicable waiting periods and the satisfaction or waiver of all of the conditions to the consummation of the Transactions specified in Article VII of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing).

2.7 Payment for Adjusted Working Capital.

(a) The Purchaser will pay to the Sellers the Adjusted Working Capital of the Companies pursuant to the provisions of this Section 2.7.

(b) For purposes of this Section, the term “Adjusted Working Capital” shall mean: (i) all cash and cash equivalents of the Companies as of the Closing Date, plus (ii) all amounts collected by the Companies between the Closing Date and October 31, 2010, on account of the accounts receivable of the Companies as of the Closing Date, less (iii) the amount of all Liabilities of the Companies as of the Closing Date (which shall include, for avoidance of doubt, sales commissions owing for the period ending March 31, 2010, payable to officers and other employees), other than any Liabilities of the Companies that are solely a result of the Section 338(h)(10) Election.

(c) The Purchaser will pay the Adjusted Working Capital to the Sellers as follows:

(i) the Purchaser will make six (6) monthly payments to the Sellers in the amounts set forth on Exhibit B, with the first payment due on April 10, 2010 and the last payment due on September 10, 2010, and

(ii) pursuant to Section 2.7(e), the Purchaser will make a final payment in an amount equal to the Adjusted Working Capital minus the amount of the six (6) monthly payments described in Section 2.7(c)(i) (such amount, the “Final AWC Balance”), promptly after the final determination of the amount of the Adjusted Working Capital under Section 2.7(d), provided that in the event that the Final AWC Balance is a negative amount, then the Sellers will pay such Final AWC Balance to the Purchaser promptly after the final determination of the amount of the Adjusted Working Capital under Section 2.7(d).

(d) The Purchaser will provide the Sellers Representative with the Purchaser’s written calculation of the Adjusted Working Capital on or before November 15, 2010. Following their receipt of the written calculation, the Sellers’ Representative and his accountant will have the right to review the books and records of the Companies which are relevant to the calculations, provided that the Sellers’ Representative and his accountant enter into customary confidentiality and non-disclosure agreements. In the event that the Sellers’ Representative objects to the Purchaser’s calculations, the Sellers’ Representative must provide the Purchaser with written notice of such objection within ten (10) days of the Sellers’ Representative’s receipt of the Purchaser’s calculations. This notice must specify the basis of the Sellers’ Representative’s objections. The Purchaser and the Sellers’ Representative will, for a period of ten (10) days, negotiate in good faith to resolve the Sellers’ Representative’s objections. If the Purchaser and the Sellers’ Representative are unable to reach an agreement on the objections within this period, then the Purchaser will engage the Audit Firm to determine the Adjusted Working Capital. The determination of the accounting firm will be conclusive and binding on the parties. The Purchaser will pay the fees and expenses of the Audit Firm if the final amount of the Adjusted Working Capital is more than the amount originally included in the Purchaser’s calculation. The Sellers will pay the fees and expenses of the Audit Firm if the amount of the Adjusted Working Capital is less than or equal to the amount originally included in the Purchaser’s calculation.

(e) In the event that the Final AWC Balance is a positive amount, the Purchaser shall pay such Final AWC Balance to the Sellers, and in the event that the Final AWC Balance is a negative amount, the Sellers shall pay such Final AWC Balance to the Purchaser. The payments to be made under this Section shall be made within ten (10) days after the final determination of the Adjusted Working Capital.

(f) The Companies and the Sellers covenant and agree that the Companies shall have at least $400,000 in cash, cash equivalents and accounts receivable as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SELLERS

Except as set forth in the confidential disclosure schedule delivered by the Companies and the Sellers to the Purchaser prior to the execution and delivery of this Agreement (the “Sellers Disclosure Schedule”), the Companies and the Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

3.1 Organization, Standing and Authority of the Companies. Each Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. Except as set forth in Section 3.1 of the Sellers Disclosure Schedule, each Company is duly qualified to conduct business and is in good standing in each jurisdiction (whether federal, state or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each Company has the power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets.

3.2 Authority. Each Company has full power and authority to execute this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of each Company. This Agreement represents a valid and binding agreement of each Company, enforceable against it in accordance with its terms.

3.3 No Violation. The execution, delivery and performance of this Agreement and the consummation by each Company of the Transactions, do not and will not (i) violate or conflict with the organizational documents of such Company, or (ii) assuming that the consents and approvals listed on the Section 3.4 of the Sellers Disclosure Schedule are duly obtained, violate any Order or Law applicable to such Company or any of its properties or assets, or violate the terms of any Material Contract to which either Company is a party.

3.4 Consent and Approvals. Section 3.4 of the Sellers Disclosure Schedule lists all consents, approvals or authorizations of, or registrations, qualifications or filings with any Governmental Entity or any other Person that are required to be made or obtained by either Company or any of the Sellers in connection with the execution, delivery or performance by the Companies or the Sellers of this Agreement or the consummation by the Companies or the Sellers of the Transactions.

3.5 Capital Stock of each Company.

(a) As of the date of this Agreement, the authorized capital stock of RMI consists of 10,000 shares of RMI Common Stock, and the outstanding capital stock of RMI currently consists of 1,298 shares of RMI Common Stock, all of which are owned by the Sellers in the amounts specified in Exhibit A, free and clear of all Liens. All of the RMI Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) As of the date of this Agreement, the authorized capital stock of RMC consists of 10,000 shares of RMC Common Stock, and the outstanding capital stock of RMC currently consists of 1,298 shares of RMC Common Stock, all of which are owned by the Sellers in the amounts specified in Exhibit A, free and clear of all Liens. All of the RMC Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

(c) As of the date of this Agreement, there are no shares of capital stock or other equity securities of the Companies outstanding, and no outstanding Rights relating to the capital stock of the Companies. No Seller is a party to or holds any Shares bound by or subject to any voting agreement, voting trust, proxy or similar arrangement to which either Company is also a party

3.6 Subsidiaries. Neither Company has any Subsidiaries or holds any equity interests in any other Person.

3.7 Financial Statements of the Companies.

(a) Each Company has previously delivered to the Purchaser copies of (i) the balance sheet of such Company as of December 31, 2009, and the related statements of income, changes in stockholders’ equity and cash flows for the two fiscal years then ended, in the case of RMI, accompanied by the audit report of Michael Coglianese, CPA, P.C., independent public accountants, and (ii) the unaudited balance sheets of such Company as of February 28, 2010, and related statements of income for the two (2) months then ended (collectively, the “Financial Statements”).

(b) The Financial Statements fairly present in all material respects the results of the operations and changes in stockholders’ equity and consolidated financial position of each Company for the respective fiscal periods or as of the respective dates therein set forth. Except as set forth in Section 3.7 of the Sellers Disclosure Schedule, the Financial Statements (including the related notes, where applicable) have been prepared in accordance with GAAP, and comply with all applicable legal and accounting requirements.

(c) Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) all material transactions are executed in accordance with management’s general or specific authorization, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (c) access to or use of the material property and assets of each Company is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.8 Absence of Undisclosed Liabilities. To the Knowledge of the Sellers, except as disclosed in the Financial Statements, neither Company has any material Liabilities.

3.9 Conduct of Business; Compliance with Laws.

(a) Except as set forth in Section 3.9 of the Sellers Disclosure Schedule, the business of each Company is not being (and, since December 31, 2007, has not been) conducted (i) in default or violation of any term, condition or provision of the articles of incorporation or bylaws of such Company, or (ii) in material default or violation of (X) any Material Contract or (Y) any Laws applicable to such Company or its businesses.

(b) Without limiting the generality of the preceding paragraph (a), since December 31, 2007, each Company and each of its employees and, to the Knowledge of each Company and the Sellers, third party brokers with which each Company transacts business:

(i) has complied in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable to its business or to the employees thereof and with the applicable rules of all Self Regulatory Organizations including (A) all applicable regulatory net capital requirements, including the “early warning” provisions, (B) the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and (C) the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the rules and regulations thereunder;

(ii) is not the subject of any pending or, to the Knowledge of the Sellers, any threatened, investigation, review or disciplinary proceedings of any Government Entity or Self Regulatory Organization that relates to such Company or any of its directors, officers or employees; and

(iii) has all Memberships and has made all notifications, registrations, certifications and filings with all Governmental Entities necessary for the operation of such Company’s business, as currently conducted.

(c) Section 3.9 of the Sellers Disclosure Schedule lists each current registration of each Company with respect to its business as (i) a broker-dealer with the SEC, the securities commission or similar authority of any state and any Self Regulatory Organization and (ii) as a futures commission merchant, introducing broker or commodity pool operator with the CFTC and any Self Regulatory Organization. Each such registration is in full force and effect. Each Company has made available to the Purchaser a true and complete copy of each currently effective Form BD as filed with the SEC, currently effective Form 7-R registration as filed with the CFTC, and Form 1-FRs and annual audits and all other material reports filed with the CFTC or any Self Regulatory Organization within the last two years, and will make available to the Purchaser such material forms and reports as are filed from and after the date hereof and prior to the Closing Date. The information contained in such forms and reports was true and complete in all material respects as of the time of filing.

(d) Neither Company is subject to registration under the Investment Advisers Act or the Investment Companies Act. Neither Company is nor has been during the past two years, an “investment adviser” or a “commodity trading advisor” within the meaning of the Investment Advisers Act and the Commodity Exchange Act, respectively, required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or a commodity trading advisor under the Commodity Exchange Act.

(e) Neither Company is subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act, as amended, the Natural Gas Act, as amended, or the Natural Gas Policy Act, as amended, or to regulation by any state Governmental Entity under any comparable state statute or regulation.

(f) Neither Company is subject to regulation by any Governmental Entity with respect to any activities of the Companies related to the purchase, sale, transportation or storage of grain or any other agricultural commodities.

3.10 Customer Accounts; Reports; Registrations.

(a) No Customer Balances deposited by or held with either Company is beneficially owned or controlled by such Company or any of its employees, except in material compliance with and as necessary to meet the requirements of applicable Governmental Entities.

(b) Each Company has filed all reports and filings, together with any amendments required to be made with respect thereto, concerning such Company that were required to be filed with any Governmental Entity (all such reports and filings being collectively referred to herein as the “SRO Reports”) since December 31, 2007. Each of the SRO Reports, when filed, if any, complied in all material respects with applicable Laws.

(c) Each Company, and each of its employees or principals (as defined under the Commodity Exchange Act), is not be subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, and is not subject to any of the provisions of Section 8a of the Commodity Exchange Act that would permit the CFTC to refuse to register or to suspend or revoke its registration.

(d) Each Company has not at any time since December 31, 2007, entered into or been subject to any Order or any other material prohibition or, as of the date hereof, received any notice of the institution against it of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity.

(e) Each Company has not at any time since December 31, 2007, received any sanction or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity (each such item referred to in this Section, a “Regulatory Order”) that restricts in any material respect the conduct of the business of such Company, or in any manner relates to its capital adequacy, credit policies or management relating to the business of such Company, other than any Regulatory Order applicable to all similarly situated Persons subject to such supervision or regulation.

(f) Neither Company guarantees any introducing broker or local floor trader.

3.11 Absence of Certain Changes or Events. Except as set forth in Section 3.11 of the Sellers Disclosure Schedule, since December 31, 2007, the business of each Company have been conducted in the ordinary and usual course, consistent with past practice, and there has not been: (1) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material Adverse Effect on such Company; or (2) any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in Section 6.1 of this Agreement had such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

3.12 Tax Matters. Except as set forth in Section 3.12 of the Sellers Disclosure Schedule:

(a) All Tax Returns required to be filed by or on behalf of each Company have been timely filed or requests for extensions have been timely filed, granted, and have not expired, and all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, regulations or rules. All Taxes shown on filed Tax Returns have been paid. There are no audit examination, deficiency, or refund Proceedings pending, or to the Knowledge of the Sellers, threatened, with respect to any Taxes which may be payable by such Company. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Proceedings have been paid.

(b) As of the date hereof, neither Company has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(c) As of the date hereof, there are no Liens with respect to any Taxes upon any of the assets and properties of either Company.

(d) Adequate provision for any Taxes due or to become due for each Company for the period or periods through and including the date of the respective the Financial Statements has been made and is reflected on such Financial Statements to the extent required by and in accordance with GAAP.

(e) Deferred Taxes of each Company have been adequately provided for in the Financial Statements to the extent required by and in accordance with GAAP.

(f) Neither Company has executed any closing agreement pursuant to Section 7121 of the Internal Revenue Code or any predecessor provision thereof, or any similar provision of state or local law.

(g) Neither Company has agreed or is required to make any adjustments pursuant to Section 481(a) of the Internal Revenue Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and the Internal Revenue Service has not proposed any such adjustment or change in accounting method and has no application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of such Company.

(h) Each Company has maintained the books and records required to be maintained pursuant to Section 6001 of the Internal Revenue Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(i) Each Company is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(j) Since January 1, 2005, neither Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Internal Revenue Code.

(k) Neither Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code as a result of the transactions contemplated by this Agreement.

(l) Section 3.12 of the Sellers Disclosure Schedule sets forth a list of each jurisdiction in which either Company has filed a Tax Return since January 1, 2009.

(m) Each Company has been, since its first taxable year, an “S corporation” within the meaning of the Internal Revenue Code.

3.13 Assets. Each Company has good and marketable title, free and clear of all material Liens, to all of its assets. All assets held under leases or subleases are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

3.14 Legal Proceedings. There are no Proceedings instituted or pending, or, to the Knowledge of Sellers, threatened against the Companies, or any of the Sellers, or against any asset, employee benefit plan, interest, or right of the Companies or any of the Sellers, nor are there any Orders outstanding against the Companies, any of the Sellers or their properties.

3.15 Environmental Matters.

(a) Each Company is and has at all times been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Neither Company has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that such Company is not in such compliance, and, to the Knowledge of the Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b) There is no Environmental Claim pending or threatened against either Company or, to the Knowledge of the Sellers, against any Person whose liability for any Environmental Claim such Company has or may have retained or assumed either contractually or by operation of law. Neither Company is subject to any Order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Materials.

(c) Neither Company is subject to any Order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations pursuant to any Environmental Law or otherwise relating to any Hazardous Materials.

(d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Materials which could form the basis of any Environmental Claim or result in liability against either Company, or against any Person whose liability for any Environmental Claim either Company has or may have retained or assumed either contractually or by operation of law.

3.16 Material Contracts.

(a) Section 3.16 of the Sellers Disclosure Schedule sets forth each of the following Contracts to which either of the Companies is a party or is bound (collectively, the “Material Contracts”):

(i) (A) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any director or executive officer of such Company, or (B) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any other officer or employee of such Company that requires future aggregate annual payments by such Company of $100,000 or more;

(ii) any contract, including any consulting, compensation, incentive, loan, or other arrangement, with any consultant, sales representative, or introducing broker retained or contracted with by such Company that requires future aggregate annual payments by such Company of $50,000 or more;

(iii) any arrangement with any labor union and any such agreements currently in negotiation or proposed;

(iv) any Contract for capital expenditures or the acquisition of fixed assets in excess of $50,000;

(v) any Contract for the purchase, lease, maintenance or acquisition, or the sale or furnishing of, materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $50,000;

(vi) any Contract with a clearing broker or any Contract with a customer that generated payments to either of the Companies during the fiscal year ended December 31, 2009 in excess of $100,000; or is currently expects to generate payments to either of the Companies during the fiscal year ended December 31, 2010 in excess of $100,000;

(vii) any Contract that restricts the right of either of the Companies or any Seller to engage in any line of business, conduct business in any geographic area, compete with any Person or sell any product;

(viii) any Contract relating to the acquisition or disposition of any business, material assets or real property;

(ix) any Contract relating to the borrowing of money by either of the Companies, or the guaranty of another Person’s borrowing of money or other obligation by either of the Companies, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed Indebtedness;

(x) any Contract or group of related Contracts with any Seller or any Related Party or any current or former officer, director or shareholder of either of the Companies;

(xi) any joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

(xii) any Contract under which the Companies have granted or received a material license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $50,000, other than licenses for commercially available prepackaged software; or

(xiii) any leases of real property;

(xiv) any contract relating to the ownership, management or control of any Person in which such Company owns any equity interest;

(xv) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes; or

(xvi) any contract, agreement, license or arrangement (A) granting or obtaining any right to use any Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $25,000 per contract, agreements, license or arrangement) or (B) restricting such Company’s right, or permitting third Persons to use, any Intellectual Property Rights.

(b) (i) Each Material Contract of each Company is valid and binding on such Company and each other party thereto, and is in full force and effect, (ii) such Company, as applicable, and, to the Knowledge of the Sellers, each other party thereto, has performed all material obligations required to be performed by it to date under each Material Contract; or (iii) neither such Company, nor, to the Knowledge of the Sellers, any other party thereto, has violated or defaulted in any material respect or terminated, nor has such Company, nor, to the Knowledge of the Sellers, any other party thereto, given or received notice of, any material violation or default or any termination under (nor, to the Knowledge of the Sellers, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Material Contract. The Companies has provided, or made available, to Purchaser true and correct copies of each of the Material Contracts.

3.17 Insurance. Section 3.17 of the Sellers Disclosure Schedule sets forth a true and complete list of all of the Insurance Policies of the Companies as of the date hereof (the “Insurance Policies”). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. Since December 31, 2007, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Knowledge of the Sellers, indicated any intent to do so or not to renew any such policy.

3.18 Intellectual Property.

(a) Section 3.18 of the Sellers Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of either Company (collectively the “Registered Intellectual Property”). To the Knowledge of the Sellers, the Registered Intellectual Property is valid, enforceable and subsisting (except with respect to applications).

(b) All Company Intellectual Property is free and clear of any Liens. Since January 1, 2007, neither Company has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are, or were, material Company Intellectual Property.

(c) Each Company has have taken all commercially reasonable steps to protect both (i) their trade secrets that they wish to, or are required to, protect as confidential and (ii) any trade secrets of any third parties provided to such Company under a condition of confidentiality. Without limiting the foregoing, each Company has, and makes commercially reasonable efforts to enforce, a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement.

(d) There is not pending or, to the Knowledge of the Sellers, threatened Proceeding before any Governmental Entity in any jurisdiction alleging that (i) any activities, services or the conduct of either Company infringes, violates or constitutes the unauthorized use or misappropriation of the Intellectual Property Rights of any third party, (ii) challenging the ownership, validity or enforceability of any Company Intellectual Property, or (iii) activities, services or the conduct of a third party infringes, violates or misappropriates the Company Intellectual Property. Neither Company is bound by any order naming such Company which (i) restricts such Company’s right to use, license or transfer any Company Intellectual Property, (ii) restricts any conduct of the business of such Company which may infringe any third party’s Intellectual Property Rights, or (iii) compels or requires such Company to license or transfer any material Company Intellectual Property. Neither Company has received any written notice within the past two (2) years from any third party that the operation of the business of such Company, or any act, product or service of such Company, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(e) None of the services or operations of either Company, including without limitation the development, licensing or distribution of its products and services, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction. To the Knowledge of the Companies and the Sellers, within the past two (2) years, no third party is or has infringed upon, violated or misappropriated any material Company Intellectual Property.

(f) Neither Company has granted a license to any third party to Source Code that is material to the business of such Company without such party being bound by confidentiality restrictions, or (ii) has distributed or is required to distribute any Source Code that is material to the business of such Company free of charge pursuant to an open source license.

(g) Section 3.18 of the Sellers Disclosure Schedule lists all Material Contracts, as of the date hereof, pursuant to which a third party has licensed to either Company any Intellectual Property Right that is material to the operation of the business of such Company, other than licenses for “shrink wrap” or other commercially available software or other technology (“In-Licenses”).

(h) Section 3.18 of the Sellers Disclosure Schedule lists all Contracts, as of the date hereof, pursuant to which either Company has granted a third party any rights or licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the ordinary course (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).

(i) Section 3.18 of the Sellers Disclosure Schedule lists all Contracts, as of the date hereof, pursuant to which either Company has engaged, or entered into any agreement or arrangement with, a third party to develop or create any software or other technology or Intellectual Property Rights for such party.

(j) Except as set forth on Section 3.18 of the Sellers Disclosure Schedule, each Company has a current policy to secure assignments from any third party who has developed or created any software or Intellectual Property Rights for such Company of all Intellectual Property Rights therein the that such Company does not already own by operation of law.

(k) Neither this Agreement nor the Transactions contemplated by this Agreement, including the change of control of the Companies as a result of the Transactions, will result in any of the following occurring, which would not occur absent this Agreement or the Transactions contemplated hereby: (i) either Company granting to any third party any right to use any Intellectual Property Rights owned by, or licensed to, such Company, (ii) either Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (it being understood and agreed that restrictions on the use of the licensed Intellectual Property Rights contained in the grant of any applicable In-Licenses are not deemed a restriction on the operation of the scope of the business), or (iii) either Company being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party.

(l) Any collection, acquisition, use, storage, transfer, distribution, or dissemination by either Company, of any personally identifiable information of any third parties has been in material compliance with all applicable Laws and such Company’s privacy policies (including those privacy policies, if any, relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by such Company, and (ii) the collection, acquisition, use, storage, transfer, distribution or dissemination of any personally identifiable information collected by such Company). To the Knowledge of the Sellers, no person had gained unauthorized access, as a result of either Company’s actions or failure to act, to any personally identifiable information of a third party, collected or held by, the either Company.

3.19 Employee Benefit Plans.

(a) Each Company has disclosed in Section 3.19 of the Sellers Disclosure Schedule and has delivered or made available to the Purchaser prior to the execution of this Agreement, copies in each case of: (i) all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by such Company or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Benefit Plans”); (ii) all insurance contracts, annuity contracts and other funding vehicles relating to the Benefit Plans; (iii) all material agreements entered into with service providers in connection with the Benefit Plans; and (iv) summary plan descriptions, favorable Internal Revenue Service determination letters for each ERISA Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and the most recently available Form 5500 annual reports, certified financial statement and actuarial reports for the Benefit Plans. Any of the Benefit Plans which is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), is referred to herein as an “ERISA Plan.” Each ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code and Section 3(35) of ERISA) is referred to herein as a “Pension Plan.” No Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. No Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code or is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Since the date the foregoing documents were delivered or made available to the Purchaser, no amendments to any Benefit Plan have been made. Except as disclosed in Schedule 3.19, neither Company maintains any unwritten Benefit Plans. Neither the Companies nor any ERISA Affiliate is a party to a collective bargaining agreement. Each Company has disclosed in Section 3.19 of the Sellers Disclosure Schedule a complete and accurate list of (A) each ERISA Affiliate, and (B) each ERISA Plan that has not been adopted by each ERISA Affiliate that maintains a separate payroll.

(b) All Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, COBRA (as defined below) and any other applicable Laws, and each

ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter (which may be a favorable determination issued to the sponsoring organization of a master, prototype or volume submitter plan) from the Internal Revenue Service, and neither Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither Company nor any ERISA Affiliate has any liability to the Internal Revenue Service with respect to any Benefit Plan, including any liability imposed by Chapter 43 of the Internal Revenue Code, and neither Company has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject such Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c) Neither Company nor any ERISA Affiliate has ever established or maintained, or otherwise been obligated to contribute to any Pension Plan.

(d) Neither Company has any liability for retiree health and life benefits under any of the Benefit Plans other than health continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended and Sections 601 through 608 of ERISA (“COBRA”) or by any similar state Law, and there are no restrictions on the rights of either Company to amend or terminate any such plan without incurring any liability thereunder. There is no pending or threatened complaint, claim (other than a routine claim for benefits submitted by participants or beneficiaries), proceeding, audit or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any Benefit Plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of either Company under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(f) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of each Company and their beneficiaries, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

(g) No event has occurred or circumstance exists that could result in an increase in premium costs of insured or self-insured Benefit Plans that would have a Material Adverse Effect on the Companies. Levels of insurance reserves, trust funding and accrued liabilities with respect to all ERISA Benefit Plans (to which such reserves or liabilities do or should apply) are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

3.20 Agreements and Transactions with Related Parties. Section 3.20 of the Sellers Disclosure Schedule lists each Contract to which either Company is a party with (i) any Seller; (ii) any officer or director of either Company; (iii) any Affiliate of any officer or director of either Company or any Seller; or (iv) any member of the Family of any of the foregoing who is an individual (any or all of the foregoing being herein referred to as “Related Parties”). Section 3.20 of the Sellers Disclosure Schedule sets forth the names of each Related Party.

3.21 No Brokers. Neither Company nor any of its agents or representatives has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

4.1 Authority. Each Seller has full power and authority to execute this Agreement and to consummate the Transactions. This Agreement has been authorized by all necessary action of each Seller and is a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms.

4.2 No Violation. The execution, delivery and performance of this Agreement and the consummation by each Seller of the Transactions do not and will not violate any Order or Law applicable to any Seller or any of their properties.

4.3 Consent and Approvals. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Entity is required to be obtained or made by any Seller in connection with the execution, delivery or performance by such Seller of this Agreement or the consummation by such Seller of the Transactions.

4.4 Ownership of Shares. Each Seller owns the Shares specified on Exhibit A, free and clear of all Liens and upon the consummation of the Transactions, shall convey good and marketable title to such Shares to the Purchaser, free and clear of all Liens.

4.5 Tax Status. None of the Sellers is a non-resident alien within the meaning of Section 7701(b)(1)(B) of the Internal Revenue Code.

4.6 No Brokers. None of the Sellers nor any of their agents or representatives has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Companies and the Sellers as follows:

5.1 Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Corporate Authority. The Purchaser has full power and authority to execute this Agreement and to consummate the Transactions. This Agreement has been authorized by all necessary action of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

5.3 No Violation. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the Transactions, do not and will not (i) violate or conflict with the organizational documents of the Purchaser, and (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, violate any Order or Law applicable to the Purchaser or any of its properties.

5.4 Consent and Approvals. Except as set forth on Schedule 5.4, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Entity is required to be made by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the consummation by the Purchaser of the Transactions.

5.5 No Brokers. Neither the Purchaser nor any of its agents or representatives has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE VI

COVENANTS

6.1 Forbearances of the Companies. During the period from the date hereof and until the Closing Date, neither Company shall, without the prior written consent of the Purchaser:

(a) operate its business other than in the usual, regular and ordinary course; or

(b) fail to use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; or

(c) fail to use commercially reasonable efforts to maintain the current employee relationships of such Company; or

(d) make any loan or other extension of credit to any Person other than advancement of expenses in the ordinary course; or

(e) incur any additional debt obligation or other obligation for borrowed money in excess of $50,000; or

(f) impose, or suffer the imposition, on any asset of such Company of any Lien or permit any such Lien to exist (other than Liens in effect as of the date hereof that are disclosed in the Schedules to this Agreement); or

(g) repurchase, redeem, or otherwise acquire or exchange directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of such Company; or

(h) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock of such Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

(i) adjust, split, combine, or reclassify any capital stock of such Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of the capital stock of such Company, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of such Company or (ii) any asset other than in the ordinary course of business for reasonable and adequate consideration; or

(j) purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person, or otherwise acquire direct or indirect control over any Person; or

(k) commence any Proceedings other than in accordance with past practice or settle any Proceedings involving any liability of such Company for material money damages or restrictions upon the operations of such Company; or

(l) except in the ordinary course of business, modify, amend, or terminate any material Contract other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims; or

(m) make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity; or

(n) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except pursuant to contracts or agreements in force at the date of this Agreement or in the ordinary course of business; or

(o) (i) enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors or executive officers, (ii) enter into or amend any material written employment, severance or similar agreements or arrangements with any of its officers or employees, or (iii) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments); or

(p) make, declare, or pay any dividend or make any other distribution in respect of the capital stock of such Company, other than distributions of cash that do not cause the Companies to have less than $400,000 in cash, cash equivalents and accounts receivable after such distribution; or

(q) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time on or before the Closing, (B) any of the conditions to the Transactions set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable Law;

(r) revoke the election of either Company to be taxed as an S corporation within the meaning of Internal Revenue Code Section 1361; or take or allow any action that would result in the termination of their status as a validly electing S corporation within the meaning of Internal Revenue Code Section 1361, other than as a result of the consummation of the Transactions contemplated by this Agreement; or

(s) agree, commit to or enter into any agreement to take any of the actions prohibited by this Section 6.1.

6.2 Efforts. Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Transactions on the Closing and to otherwise enable consummation of the Transactions and shall cooperate fully with the other parties hereto to that end.

6.3 Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Transactions and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable Law or stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent reasonably practicable under the circumstances.

6.4 Access; Information. Upon reasonable notice, each Company shall afford the Purchaser and its officers, employees, counsel, accountants and other authorized representatives access, during normal business hours from the date of this Agreement until the Closing, to all of the books and records of such Company, and provide to the Purchaser all other information concerning such Company as the Purchaser may reasonably request, provided that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify or waive any representation or warranty made hereunder or the conditions to the obligations of any party to consummate the Transactions.

6.5 No Solicitation.

(a) From and after the date of this Agreement and until the earlier of the termination of this Agreement or the Closing Date, the Companies and the Sellers will not, and will not permit their respective representatives and agents to, directly or indirectly, (i) solicit, initiate, or encourage any Acquisition Proposals (as defined below); (ii) engage in discussions with third parties, or negotiations concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal; or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal.

(b) As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible direct or indirect: (i) merger, consolidation or similar transaction involving either of the Companies; or (ii) sale, lease or other disposition, directly or indirectly, of any material portion of the assets of either of the Companies; or (iii) issuance, sale, transfer or other disposition of any of the Shares or any other securities of either of the Companies.

(c) It is understood and agreed that, without limitation of the obligations of the Companies and the Sellers, any violation of this Section 6.5 by any representative or agent of either Company or any Seller, whether or not such Person is purporting to act on behalf of the Companies or the Sellers, shall be deemed to be a breach of this Section 6.5 by the Companies and the Sellers. The Companies agrees that, as of the date hereof, the Companies, their Affiliates and their respective directors, officers, employees, investment companies, attorneys, accountants and other representatives and agents, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any third party (other than the Purchaser and its representatives) conducted heretofore with respect to any Acquisition Proposal.

6.6 Tax Returns. Each Company shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed by such Company on or prior to the Closing Date; such Tax Returns shall be true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Federal, state, local or foreign Tax laws, regulations or rules; and all Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by such Company as and when required by law. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in law.

6.7 Releases. At the Closing, each Seller will execute and deliver a release in the form of Exhibit B to this Agreement (a “Seller Release”) pursuant to which he will release any claims he might have against the Companies, other than those set forth in Schedule 6.7 to this Agreement.

6.8 Section 338 Election and Related Matters.

(a) At the option of the Purchaser, the Sellers and the Purchaser shall make or cause to be made, with respect to each Company, an election pursuant to Section 338(h)(10) of the Internal Revenue Code and under any similar provisions of state law (the “Section 338(h)(10) Election”). In the Purchaser exercises this option, no party shall take any action (i) inconsistent with the treatment of this transaction as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Internal Revenue Code or (ii) which would otherwise make an election under Section 338(h)(10) of the Internal Revenue Code unavailable. The Purchaser acknowledge and agrees (i) that the Sellers make no representation regarding the ability of the Purchaser to realize any Tax benefits from the Section 338(h)(10) Election and (ii) notwithstanding any other provision in this Agreement, the Sellers shall have no liability to the Companies, the Purchaser, or their respective employees, agents, directors, officers or affiliates with respect to the Section 338(h)(10) Election, whether effective or not, or the failure to realize Tax benefits therefrom; provided however, that if the Purchaser elects to make the Section 338(h)(10) Election and such Section 338(h)(10) Election is not effective as a matter of law by reason of a breach by the Sellers of their representations, warranties or covenants herein, then the Sellers shall be liable to return to the Purchaser the amount, if any, paid to them by the Purchaser pursuant to Section 6.8(d) below.

(b) If the Purchaser exercises its option to make the Section 338(h)(10) Election, the Purchaser shall prepare and provide to the Sellers drafts of IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) for each Company and any similar state and local forms at least two (2) Business Days prior to the Closing Date. At the Closing, the Sellers shall deliver to the Purchaser three originals of Form 8023 for each Company and any similar state or local forms executed by the Sellers and such forms shall executed by the Purchaser on or prior to Closing. The Seller’s Representative shall retain one executed original, and the Purchaser shall retain two executed originals, of the fully executed Form 8023 and any similar state or local forms. The Purchaser shall file one original of the Form 8023 with the IRS and one original of any similar state or local forms with each appropriate Tax authority prior to or on the due date for such filings.

(c) If the Purchaser exercises its option to make the Section 338(h)(10) Election, the “aggregate deemed sales price” (as defined in Treas. Reg. §1.338-4) (the “ADSP”) and the “adjusted gross-up basis” (as defined in Treas. Reg. §1.338-5) (the “AGUB”) shall be allocated among the assets of each Company in accordance with Treas. Reg. §1.338-6 and §1.338-7. The Sellers shall deliver to the Purchaser a proposed allocation schedule (“Allocation Schedule”) consistent with the principles described in Schedule 6.8 to this Agreement no later than 120 days after the Closing. The Purchaser and the Sellers shall, as promptly as practicable thereafter, agree in writing upon the allocation of the ADSP among the assets of the Company in a final Allocation Schedule. If the Purchaser and the Sellers shall fail to reach agreement on the final Allocation Schedule within thirty (30) days after the delivery by the Sellers of the proposed Allocation Schedule, then all matters in dispute relating to such schedule shall be submitted to and resolved by the Audit Firm. The determination of the Audit Firm will be conclusive and binding on the parties. The parties will each pay one-half of the fees and expenses of the Audit Firm. The Purchaser and the Sellers shall file Internal Revenue Service Form 8023 and Form 8883 and any other state, local and foreign forms required for the Section 338(h)(10) Election in accordance with the Allocation Schedule. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes unless otherwise required by a “determination” within in the meaning of Section 1313 of the Internal Revenue Code (or similar state law) to the contrary.

(d) If the Section 338(h)(10) Election reduces the after-Tax net proceeds that the Sellers would have received had the Section 338(h)(10) Election not been made, then the Purchaser shall pay, in cash, to the Sellers the amount of additional consideration necessary (fully grossed-up for all taxes imposed on any payment made with respect to this Section 6.8(d)) to cause the Sellers after-Tax net proceeds from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that Sellers would have received had the Section 338(h)(10) Election not been, taking into account all appropriate state, federal, and local Tax implications (the “Tax Adjustment”), other than Taxes on any income recognized by the Companies with respect to the accounts receivable of the Companies as of the Closing Date. The aggregate amount of the Tax Adjustment shall be paid to the Sellers at the time that the Sellers Tax Returns are due; provided, however, that the amount of the Tax Adjustment shall be adjusted subsequently as necessary to account for errors in the initial calculation or revisions or reallocations by the Internal Revenue Service, with any shortfall in the initially-calculated Tax Adjustment to be paid promptly by the Purchaser to the Sellers, and any overage in the initially-calculated Tax Adjustment to be paid promptly by the Sellers to the Purchaser; and provided further, that the Sellers shall not be required to pay any such overage to the Purchaser in the event that either (i) the aggregate amount of the overage is less than $50,000, or (ii) the Sellers have paid the amount of Tax corresponding to the overage and any applicable statute of limitations that would preclude the Sellers from applying for and obtaining a refund of such Tax has run. The Sellers will provide the Purchaser with a schedule computing the amount of the Tax Adjustment and such other documents as may be reasonably necessary to evidence the amount of such Tax Adjustment for the taxable year of the Sellers in which the Closing occurs within 30 days after the Parties have agreed to the allocation of the Purchase Price. For Tax purposes, the Parties agree to treat the Tax Adjustment as an adjustment to the Purchase Price.

ARTICLE VII

CLOSING

7.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligation of each party to consummate the Transactions is subject to the satisfaction or written waiver by such party of the following conditions:

(a) No Injunction. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which prohibits or otherwise makes illegal the consummation of the Transactions.

(b) No Investigation or Proceeding. No investigation, action, suit or proceeding by any Governmental Entity, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges or might reasonably be expected to result in a challenge to, this Agreement or the Transactions, or which claims might reasonably be expected to give rise to a claim for damages in a material amount as a result of the consummation of the Transactions.

(c) Company Consents. The Companies shall have obtained the consents and approvals of the Governmental Entities and third parties listed in Section 3.4 of the Sellers Disclosure Schedule.

(d) Purchaser Consents. The Purchaser shall have received all consents and approvals of Governmental Entities and third parties listed on Schedule 5.4.

7.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the Transactions is subject to the satisfaction or written waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing and the Sellers shall have received a certificate, dated the Closing Date, signed on behalf of the Purchaser to such effect.

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing, and the Sellers shall have received a certificate, dated the Closing Date, signed on behalf of the Purchaser to such effect.

(c) Guaranty. International Assets Holding Corporation (“Parent”) shall have executed a guaranty of payment and performance in the form of Exhibit C (the “Parent Guaranty”).

(d) Proceedings. All corporate and other proceedings to be taken by the Purchaser in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Sellers and their counsel.

7.3 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Transactions is also subject to the satisfaction or written waiver by the Purchaser of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Companies and the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing; and the Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of the Companies and the Sellers to such effect.

(b) Performance of Obligations of the Companies and the Sellers. The Companies and the Sellers shall have performed in all material respects all agreements, covenants and obligations required to be performed by them under this Agreement at or prior to the Closing; and the Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of the Companies and the Sellers to such effect.

(c) Consents. The Purchaser shall have obtained all consents and approvals of all Governmental Entities and other third parties required to effectuate the Transactions, each of which shall have been obtained without the imposition of any terms or conditions deemed to be unacceptable to the Purchaser.

(d) Material Adverse Effect. Since the date of this Agreement, no event shall have occurred which could reasonably be expected to have a Material Adverse Effect on either Company.

(e) Employment Agreements. The Sellers shall have entered into employment agreements with the Companies, in the form of D, R and F to this Agreement.

(f) Appointment of Directors. Each of the Companies shall have appointed Paul G. Anderson, Peter Nessler and Xuong Nguyen as directors effective as of the Closing Date.

(g) Releases. The Sellers shall have executed and delivered the Seller Releases.

(h) Proceedings. All actions and proceedings to be taken by the Companies and the Sellers in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(i) Closing Documents. At or prior to Closing, the Purchaser and its counsel shall have received copies of the documents listed on Schedule 7.3(i).

ARTICLE VIII

POST CLOSING COVENANTS

8.1 Covenant Against Unfair Competition.

(a) Non-Competition Covenant.

(i) Except as provided in section 8.1(a)(ii), during the Restricted Period (as defined below), none of the Sellers will (except for his services for the Companies under his respective Employment Agreement) for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise: own, control, manage, be employed by, consult with, or otherwise participate in, within the Restricted Area (as hereinafter defined): (A) a business which offers commodities brokerage, commodities advisory services, or commodities risk management services; or (B) a business which provides services which compete with services currently offered by the Companies (the activities described in this Section are referred to collectively as the “Restricted Business”).

(ii) The limitations under Section 8.1(a)(i) shall not apply to John Snell’s and Daniel Conrath’s ownership interests in Scientific Trading Solutions Inc. (the “Excluded Company”), subject to the following conditions: (A) the ownership interests of John Snell and Daniel Conrath in the Excluded Company shall be less than 51% of all outstanding equity interests in the Excluded Company and 51% of the outstanding voting equity interests in the Excluded Company; (B) neither John Snell nor Daniel Conrath shall participate in any active and on-going management or operation of the Excluded Company; and (C) the Excluded Company shall not engage in any Restricted Business other than the provision of commodities advisory services to individual accounts/collective investment accounts/institutional accounts. In the event that the Excluded Company should undertake any Restricted Business other than the provision of commodities advisory services to individual accounts/collective investment accounts/institutional accounts, John Snell and Daniel Conrath shall be obligated to dispose of their interests in the Excluded Company within ninety (90) days. Should the Purchaser acquire or commence operations through a business entity that, in the sole judgment of the Purchaser, engages in the same business as the Excluded Company, neither John Snell nor Daniel Conrath shall thereafter refer or introduce any customer, counterparty, or other business partner or business lead to the Excluded Company without contemporaneously making a functionally similar referral or introduction of such customer, counterparty, or other business partner or business lead to such business entity of the Purchaser.

(b) Non-Solicitation Covenant. During the Restricted Period, none of the Sellers will (except for his services for the Companies under his respective Employment Agreement) for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

(i) solicit or induce, or in any manner attempt to solicit, any person employed by the Companies or any of its Affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Companies or any of its Affiliates at any time during the six (6) month period preceding such hiring; or

(ii) solicit or induce, or in any manner attempt to solicit or induce, any Restricted Business from any Person who was a customer of the Companies or any of their Affiliates within the preceding two years.

(c) Certain Definitions.

(i) “Restricted Period” will mean the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date.

(ii) “Restricted Area” will mean the United States of America and each other country in which either Company has previously conducted or solicited business or hereafter conducts or solicits business during the Restricted Period.

(d) Certain Acknowledgements. Each Seller recognizes the importance of the covenants contained in this Section 8.1 and acknowledges that, in view of the consideration being paid by the Purchaser for the Shares and the nature of the activities of each Company, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the legitimate business interests of the Purchaser and the Companies, including without limitation, their trade secrets, goodwill and relationships with customers and suppliers; and (iii) not unduly restrictive of rights of any Seller as an individual. Each Seller acknowledges and agrees that the covenants contained in this Section 8.1 are essential elements of this Agreement and that but for these covenants, the Purchaser would not have agreed to enter into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Purchaser by any Seller, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of the covenants contained in this Section 8.1.

(e) Right to Injunctive Relief. If any Seller commits a breach or threatens to commit a breach of any of the provisions of this Section 8.1, the Purchaser shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 8.1 specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Purchaser, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Purchaser.

(f) Modification of Covenants. If any covenant contained in this Section 8.1, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. If the Seller breaches the covenants set forth in this Section 8.1, the running of the non-compete period described herein (but not his obligation) shall be tolled for so long as such breach continues.

8.2 Post-Closing Tax Covenants.

(a) The Purchaser shall not, and shall cause each Company to not, (i) make any election, (ii) file any Tax Return, (iii) change any method of accounting for Tax, or (iv) make any distribution with respect to a Company’s shares, in each case after the Closing Date that would increase the liability of any Seller for Taxes for a taxable period that began before the Closing Date, without the prior written consent of the Sellers’ Representative (which shall not be unreasonably withheld or delayed).

(b) The Purchaser shall cause each Company to prepare and timely file at Purchaser’s expense all Tax Returns of such Company due after the Closing Date and shall cause each Company to pay all Taxes shown due and owing on such Tax Returns. All such Tax Returns shall be true, correct, and complete in all material respects with all applicable laws, and consistent with the past practices and methods of each Company unless such practices and methods are no longer permissible as the result of a change in law after the Closing Date. Notwithstanding the foregoing, with respect to any Tax Return for a taxable period that begins before the Closing Date and ends on or after the Closing Date for which any Seller may have liability under this Agreement or under applicable law, including without limitation Form 1120S for the taxable year that closes on the Closing Date, the Purchaser shall cause the Company to deliver to Sellers’ Representative, a draft copy of such Tax Return, at least twenty (20) Business Days prior to the due date of such Tax Return, for Sellers’ Representative’s review and approval. If Sellers’ Representative disputes any item on such Tax Return, it shall so notify Purchaser in writing within ten (10) Business Days of the receipt of the draft Tax Return, specifying the item or items it disputes If the parties are unable to resolve such dispute within five (5) Business Days after Sellers’ Representative has provided notice of such dispute, the dispute shall be submitted and resolved by the Audit Firm. The determination of the Audit Firm will be conclusive and binding on the parties. The parties will each pay one-half of the fees and expenses of the Audit Firm. If the Purchaser fails to provide a draft of such Tax Return to Sellers’ Representative in the manner and at the time provided herein, no Seller shall have any liability to Purchaser, any Company, or any of their Affiliates under this Agreement with respect to such Tax Return or the taxable period for which Tax Return relates.

(c) The parties hereto agree that for the purposes of allocating income and expenses to a period ending as of the Closing Date and a period after the Closing Date, a closing of the books method shall be used, using the methods of accounting each Company generally uses for its income tax purposes, and each of the parties shall consent to make the election set forth in Section 1362(e)(3) of the Internal Revenue Code.

(d) The parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns of the Companies and any audit, litigation or other proceeding with respect to Taxes of the Companies or for which the Sellers may have liability under this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and each Company agrees for the benefit of Sellers to retain all books and records with respect to Tax matters pertinent to each Company to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following events:

(a) by mutual written consent of the Purchaser and the Sellers’ Representative;

(b) by the Purchaser or the Sellers’ Representative, if any court or Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions or making the Transactions, in the sole discretion of the Purchaser, impracticable, and such Order, or other action shall have become final and nonappealable (or any such action has been threatened which could reasonably be expected to cause the occurrence of any of the foregoing);

(c) by the Purchaser, if any Proceedings with respect to any aspect of this Agreement or the Transactions is pending or threatened at the time of Closing;

(d) by Sellers’ Representative, if there has been any material breach of any representation or warranty in this Agreement by the Purchaser, which breach cannot be or has not been cured within ten (10) days after the giving of written notice to the Purchaser, or if the Purchaser breaches in any material respect any covenant of the Purchaser contained in this Agreement and such breach cannot be or has not been cured within ten (10) days of the giving of written notice to the Purchaser;

(e) by the Purchaser, if there has been any material breach of any representation or warranty in this Agreement by the Companies or the Sellers, which breach cannot be or has not been cured within ten (10) days after the giving of written notice to Sellers’ Representative, or if the Companies or the Seller breaches in any material respect any covenant of the Companies contained in this Agreement and such breach cannot be or has not been cured within ten (10) days of the giving of written notice to Sellers’ Representative,;

(f) by the Purchaser, in the event that there has been a change in the business, operations, financial condition, results of operations or business prospects of the Companies between the date of this Agreement and the Closing Date which has had a Material Adverse Effect on the Companies, or;

(g) by the Purchaser, if at any time after the date of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) a material disruption in securities or banking settlement, payment or clearance services in the United States shall have occurred, (iii) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis, or any change or development involving a prospective change in national or international political, financial or economic conditions, that, in the Purchaser’s judgment, is material and adverse and which, singly or together with any other event specified in this clause (iv), makes it, in the Purchaser’s judgment, impracticable or inadvisable to proceed with the Transactions on the terms and in the manner contemplated in this Agreement;

(h) by either party, in the event that the Transactions shall not have been consummated by May 1, 2010, if the failure to consummate the Transactions on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 9.1(h).

9.2 Effect of Termination. In the event this Agreement is terminated pursuant to this Article IX, the Transactions shall be abandoned and this Agreement shall become null and void and of no force and effect, without further action by any of the parties to this Agreement, except for the agreements contained in Section 6.3 and Article XI (which shall survive such termination). In addition, any termination of this Agreement pursuant to this Article IX shall relieve the parties from any other liability with respect to this Agreement, provided that no party shall be relieved or released from any liability or damages arising from any fraud or intentional breach of this Agreement.

9.3 Termination Fees and Other Amounts Payable by the Companies upon Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.1(e), then the Companies shall pay the Purchaser a fee in an amount equal to $160,000.

(b) In the event of the termination of this Agreement pursuant to Section 9.1(e), then, in consideration for the time, effort and expense incurred by the Purchaser in connection with the Transactions, the Companies shall be obligated to pay the Purchaser an amount equal to all documented out-of-pocket expenses (including attorneys’ fees, advisors’ fees and travel expenses) incurred by the Purchaser in connection with this Agreement and the Transactions, up to a maximum of $150,000.

(c) In the event of the termination of this Agreement pursuant to Section 9.1(d), then the Purchaser shall pay the Companies a fee in an amount equal to $160,000.

(d) In the event of the termination of this Agreement pursuant to Section 9.1(d), then, in consideration for the time, effort and expense incurred by the Companies in connection with the Transactions, the Purchaser shall be obligated to pay the Companies an amount equal to all documented out-of-pocket expenses (including attorneys’ fees, advisors’ fees and travel expenses) incurred by the Companies and the Sellers in connection with this Agreement and the Transactions, up to a maximum of $150,000.

(e) Any payment required to be made pursuant to this Section 9.3 shall be made to the party entitled to such payment not later than five (5) Business Days after the delivery of a notice of demand for such payment, provided that the payment of expenses shall be within five (5) Business Days after delivery of an itemization setting forth all expenses for which the claiming party entitled to reimbursement hereunder. All payments required to be made pursuant to this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by party entitled to such payment.

(f) Except with respect to any claim for fraud or intentional breach of this Agreement by a party, the right of the parties to receive the termination fee and the payment of the expenses pursuant to this Section 9.3 shall be the exclusive remedy of the parties as a result of breach of this Agreement by the other party, or the failure of the Transactions to be consummated upon termination of this Agreement.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1 Reliance on and Survival of Representations and Warranties.

(a) All representations and warranties of the parties in this Agreement, and in any certificates, documents or other agreements delivered in connection with this Agreement shall be deemed to have been relied upon by the parties, notwithstanding any investigation heretofore or hereafter made by any party.

(b) Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of thirty-nine (39) months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), provided, that representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.12, 4.1 and 4.4 shall terminate upon the expiration of the applicable statute of limitations for the substantive law matters set forth in such sections. Any claim for indemnification with respect to any of such matters which is not asserted by notice in the manner required by this Article within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

10.2 Indemnification.

(a) After the Closing, the Sellers (the “Indemnifying Party”), except as otherwise provided in this Agreement, shall jointly and severally indemnify the Purchaser, the Companies and each of their officers, directors, employees, agents and representatives (collectively, the “Indemnitees”), and hold them harmless against any loss, liability, deficiency, fine, penalty damage or expense (including legal expenses and costs and including interest and penalties) (a “Loss”) which the Indemnitees may suffer, sustain or become subject to, as a result of or in connection with any of the following:

(i) a breach by the Companies or the Sellers of any of their representations, warranties or covenants set forth in this Agreement or any other agreement contemplated hereby or any certificate executed or delivered in connection with the Closing of the Transactions contemplated hereby; or

(ii) any Liabilities of the Companies as of the Closing Date, other than (A) Liabilities of the Companies deducted in the calculation Adjusted Working Capital under Section 2.7; and (B) any Liabilities or Losses incurred by the Indemnitees solely as a result of the Section 338(h) (10) Election; or

(iii) any amounts payable by the Companies or the Purchaser on account of acts or omissions of the Companies or any of their officers, directors, employees or agents that occurred prior to the Closing, other than (A) Liabilities of the Companies deducted in the calculation Adjusted Working Capital under Section 2.7; and (B) any Liabilities or Losses incurred by the Indemnitees solely as a result of the Section 338(h) (10) Election; or

(iv) any legal fees and expenses incurred in the defense of claims made by any third party on account of acts or omissions of the Companies or any of its officers, directors, employees or agents that occurred prior to the Closing.

(b) After the Closing, the Purchaser (the “Indemnifying Party”) shall indemnify the Sellers (collectively, the “Indemnitees”), and hold them harmless against any Loss which any of them may suffer, sustain or become subject to, as a result of or in connection with any breach by the Purchaser of any representation, warranty or covenant set forth in this Agreement or any other agreement contemplated hereby or any certificates executed or delivered in connection with the Closing of the Transactions.

(c) Each Indemnitee shall notify the Indemnifying Party in writing within thirty (30) days following the discovery by such Indemnitee of any matter giving rise to an indemnification obligation of the Indemnifying Party pursuant to this Section 10.2 and shall indicate in such notification whether such Indemnitee is requesting indemnification with respect to such matter and the amount of indemnification initially anticipated (if the same is capable of estimation). The failure to give notice as required by this Section 10.2(c) in a timely fashion shall not result in a waiver of any right to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced as a result of such delay. In case any such action is brought against an Indemnitee, the Indemnifying Party shall be entitled to participate in and, unless in such Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest between the Indemnifying Party and the Indemnitee actually exists in respect of such Loss, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and after its assumption of the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Nothing herein shall limit the Indemnitee’s right to employ its own counsel at its own cost and expense. If in the

Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest exists requiring the Indemnitee to assume its own defense, upon written notice thereof by the Indemnitee to the Indemnifying Party stating the nature of such conflict of interest, the Indemnitee shall be entitled to assume its own defense with one separate counsel at the Indemnifying Party’s expense in accordance with this Section 10.2. The Indemnifying Party shall not, without the consent of the affected Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Loss or which requires action on the part of such Indemnitee or otherwise subjects the Indemnitee to any obligation or restriction to which it would not otherwise be subject.

(d) For purposes of the indemnity contained in Section 10.2(a)(i) and Section 10.2(b)(i), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(e) The Sellers shall not be required to indemnify the Indemnitees pursuant to Section 10.2(a)(i), unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 10.2(i) exceed $100,000.00 (the “Indemnification Threshold Amount”), in which event the Sellers shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. The Purchaser shall not be required to indemnify the Indemnitees pursuant to Section 10.2(b)(i), unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 10.2(b)(i) exceed the Indemnification Threshold Amount, in which event the Purchaser shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. The cumulative indemnification obligation of (1) the Sellers to the Purchaser and all of the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with) the Purchaser or (2) the Purchaser to the Sellers and the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with the) the Sellers, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price.

(f) Any indemnification payable in accordance with this Article 10 shall be net of any amounts actually recovered (after deducting related costs and expenses) by any Indemnitee for Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any person other than a party to this Agreement. Nothing in this Section shall be deemed to require any party to obtain nor maintain any insurance coverage.

(g) The indemnity provided for in this Article 10 shall be the sole and exclusive monetary remedy of Indemnitees after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud or willful breach by any other party in connection with the Transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

(h) Any indemnification payment made by the Sellers to the Purchaser, or any deduction of any Loss by the Purchaser pursuant to this Article 10 against any amounts otherwise payable to the Sellers under this Agreement, shall be deemed to be adjustments to the Purchase Price of the Shares.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or sent by prepaid overnight courier to the parties at the addresses set forth below (or at such other addresses as shall be specified by the parties by like notice).

If to the Purchaser:	FCStone Group, Inc.
1251 NW Briarcliff Parkway, Suite 800
Kansas City, MO 64116
	Attn:	David Bolte

with a copy to:	Shutts & Bowen LLP
201 South Biscayne Boulevard
Suite 1500
Miami, Florida 33131
	Attention:	Alfred G. Smith, Esq.

If to the Companies or the Sellers:	c/o Risk Management Incorporated
RMI Consulting Incorporated
141 West Jackson Boulevard, Suite 1521
Chicago, Illinois 60604
	Attn:	John Snell and Dan Conrath
	Telephone:	(312) 373-8250
	Fax:	(312) 373-8259

with a copy to:	Goldberg Kohn Ltd.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
	Attn:	Denise B. Caplan
	Telephone:	(312) 201-3901
	Fax:	(312) 863-7401

Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, or (b) in the case of registered U.S. mail, five (5) days after deposit in the U.S. mail.

11.2 Entire Agreement. This Agreement and the schedules and exhibits hereto contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

11.3 Assignment. This Agreement may not be assigned by any party without the written consent of all of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

11.4 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties at any time. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

11.5 No Third Party Beneficiary. Except as provided in Section 10, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.6 Fees and Expenses. Except as provided in Section 9.3 and Section 11.8, all fees and expenses incurred by each party in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses.

11.7 Specific Performance. The parties agree that each of them would suffer irreparable harm from any breach after the Closing by any other party of its obligations under this Agreement and that money damages may not be an adequate remedy for any such breach. In the event of an alleged or threatened breach after the Closing by any party of any of the provisions of this Agreement, the parties or their respective successors or assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions hereof.

11.8 Transfer Taxes. All stock transfer, documentary or recording fees and taxes, if any, shall be paid by and due from the Purchaser, and the Purchaser shall be responsible for filing, or causing to be filed, all Tax Returns and other documents required to be filed under applicable law, if any, related thereto.

11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.10 Prevailing Party. In the event of any Proceedings between the parties with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

11.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.12 Recitals; Descriptive Headings: Interpretation. The Recitals to this Agreement are intended to be binding upon the parties hereto and constitute a substantive part of this Agreement. In contrast, the descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

11.13 Advisors; Drafting. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. Each party further represents and warrants that it has made its decision to enter into this Agreement based upon its own judgment and it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors as it has deemed necessary, and has not entered into this Agreement in reliance upon any view expressed by any other party to this Agreement or any affiliate of such a party or their counsel. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

11.14 Representative of Sellers.

(a) The Sellers, and each of them, will be represented by John Snell (the “Sellers’ Representative”) who is empowered to receive any notice under this Agreement for the Sellers, and each of them, and to give any and all notices and instructions and take any and all actions for on behalf of the Sellers, and each of them, under this Agreement.

(b) In the event of the Sellers’ Representative’s death or resignation, a majority in interest of the Sellers shall appoint a new Sellers’ Representative from any former Seller. The appointment of a new Sellers’ Representative will be of no force and effect whatsoever upon the Purchaser or otherwise under this Agreement until three (3) days after the date when the Purchaser is deemed to have received notice of such appointment, which notice must include at least: (i) the identity and address of the new Sellers’ Representative and a statement that such Sellers’ Representative has been properly appointed; (ii) the duly acknowledged signature of each of the Sellers voting for the new Sellers’ Representative, and (iii) a statement that all Sellers have been notified in writing of the appointment of the new Sellers’ Representative. The Purchaser will be entitled to rely on any notice received in such form without conducting an investigation of the contents thereof.

(c) Any notice given by the Purchaser to the Sellers’ Representative will constitute notice to each and all of the Sellers at the time notice is given to the Sellers’ Representative. Any action taken by, or notice or instructions received from, the Sellers’ Representative will be deemed to be action by, or notice or instruction from, each and all of the Sellers. The Purchaser will disregard any notice or instruction received from any Sellers other than the then-acting Sellers’ Representative with regard to this Agreement. The Sellers jointly and severally agree to hold Purchaser harmless with respect to any act or omission done in reliance upon the provisions of this Section 11.14.

(d) The Sellers’ Representative hereby agrees to do such acts and execute such further documents as shall be necessary to carry out the provisions of this Agreement.

11.15 Disclosure Generally. Information furnished in any particular Section of the Sellers Disclosure Schedule shall be deemed to be included in another Section of the Sellers Disclosure Schedule, and refer to another corresponding section of this Agreement.

11.16 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the Laws of the State of New York without regard to any principles of conflicts of law that would give effect to the Laws of another jurisdiction.

11.17 CONSENT TO JURISDICTION. EACH OF THE PARTIES HEREBY CONSENTS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AGREEMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.1. Nothing herein shall limit the right of any party to serve process in any other manner permitted by applicable Law.

11.18 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:

FCSTONE GROUP, INC.

By:	/s/ William Dunaway

Name:	William Dunaway

Title:	Chief Financial Officer

COMPANIES:

RISK MANAGEMENT INCORPORATED

By:	/s/ John Snell

Name:	John Snell

Title:	President

RMI CONSULTING, INC.

By:	/s/ John Snell

Name:	John Snell

Title:	President

SELLERS:

/s/ John Snell
John Snell

/s/ Daniel Conrath
Daniel Conrath

/s/ Shane Mathis
Shane Mathis